Exhibit 99.1

            Transgenomic Announces Discovery Services Agreement With
                         Novartis Pharmaceuticals Corp.

 WAVE(R) Technology to Support Clinical Development of Oncology Therapeutics

    OMAHA, Neb., Dec. 2 /PRNewswire-FirstCall/ -- Transgenomic Inc.
(Nasdaq: TBIO) announced today that it has entered into several specific agreements with Novartis Pharmaceuticals Corp. to provide mutation discovery services in the context of translational research programs in oncology. The fundamental goal of the work is to support biomarker discovery efforts in the context of clinical trials by identifying genetic mutations that correlate with patients' response(s) to cancer therapeutics. Transgenomic has performed proof-of-principle work and the companies have established and subsequently extended a Master Services Agreement governing general aspects of future projects. Several specific project agreements have been signed, including a clinical assay/protocol development project. Transgenomic has already begun to deliver data from these projects and the assay/protocol development project has been significantly expanded since its inception.
    "We are pleased to contribute to Novartis Oncology's translational research efforts," said Collin D'Silva, Transgenomic's CEO. "We believe these efforts will significantly advance the concept and practice of targeted therapeutic intervention in oncology, an area where Novartis is already a leader." D'Silva added, "Since the launch of our original instrument in 1997, our WAVE Systems have provided an accurate and cost-effective solution when the ability to scan for all possible mutations is critical. In addition, our WAVE technology offers the high level of analytical sensitivity required for detection of low-abundance genetic variations. This is particularly valuable for detection of somatic mutations associated with cancer development, progression, or the emergence of drug resistance."
    "Novartis Oncology is dedicated to incorporating knowledge of genomic changes associated with cancer into the drug development process," said Kenneth W. Culver, M.D., global head, Translational Medicine, Novartis Oncology. "Transgenomic's WAVE technology possesses the sensitivity to detect low-abundance mutations in clinical specimens, and its scanning capability allows us to scan for mutations rather than develop specific assays for each potential mutation. Our service agreement with Transgenomic offers us access to their technology and their in-house expertise in mutation detection and genetic variation analysis."
    Data resulting from work performed under Novartis' Master Services Agreement with Transgenomic was recently presented at the Third International Symposium on Circulating Nucleic Acids in Plasma and Serum held Nov. 9-12 in Santa Monica, Calif.

    About Transgenomic
    Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Transgenomic's BioSystems segment offers its WAVE Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world.
    Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents, used in applications such as genetic diagnostics and therapeutics. Manufacturing operations include a cGMP facility for the synthesis of oligonucleotides.
    For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com .

    Forward-Looking Statement
    Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to the contribution the company's technology can make toward translational research and the effects translational research can have on significantly advancing the concept and practice of targeted therapeutic intervention in oncology. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

HTML1DocumentEncodingutf-8SOURCE Transgenomic Inc.
-0- 12/02/2003
/CONTACT: Mitchell L. Murphy, +1-402-452-5437, or mmurphy@transgenomic.com, or Robert J. Pogulis, Ph.D., +1-845-782-9617, or rpogulis@transgenomic.com , both of Transgenomic, Inc. /
/Web site: http://www.transgenomic.com /
(TBIO)

CO: Transgenomic Inc.; Novartis Pharmaceuticals Corp.
ST: Nebraska
IN: BIO HEA MTC
SU: CON LIC